Karat Packaging Reports 2025 Third Quarter Financial Results

CHINO, Calif, November 6, 2025 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2025 third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•Record quarterly net sales of $124.5 million, up 10.4 percent, from $112.8 million in the prior-year quarter.
•Gross profit decreased to $42.9 million, from $43.5 million in prior-year quarter.
•Gross margin of 34.5 percent, reflecting an expected decrease from 38.6 percent in prior-year quarter as cost of goods sold started to reflect inventory with elevated tariff.
•Net income of $7.6 million versus $9.3 million in the prior-year quarter.
•Net income margin of 6.1 percent versus 8.2 percent in the prior-year quarter.
•Adjusted EBITDA of $13.1 million versus $14.7 million in the prior-year quarter.
•Adjusted EBITDA margin of 10.5 percent versus 13.0 percent in the prior-year quarter.

Guidance

•Net sales for the 2025 fourth quarter expected to increase by 10 to 14 percent from the prior-year quarter.
•Gross margin for the 2025 fourth quarter expected to be within 33 to 35 percent.
•Adjusted EBITDA margin for the 2025 fourth quarter expected to be within 8 to 10 percent.
•Full year guidance: Maintaining the 2025 full year guidance on net sales, gross margin and adjusted EBITDA margin, pending potential impact related to additional tariff changes.

“Despite ongoing trade uncertainty, we delivered another quarter of record sales, driven by strong volume growth, a favorable product mix, and continued sequential pricing improvements. We experienced double-digit growth across all major markets, especially in Texas and California,” said Alan Yu, Chief Executive Officer. “Despite significant increase in import costs primarily driven by higher duties and tariffs, which rose to 14.4 percent of net sales, compared with 8.6 percent in the same quarter last year, we were able to sustain gross margin at 34.5 percent.

“We continue to execute our strategy to diversify sourcing and enhance the resilience of our global supply chain. Comparing the third quarter to the second quarter, we increased sourcing from the United States to 20.4 percent from 14.6 percent and reduced import from Taiwan to 41.6 percent from 58.0 percent. We will continue to closely monitor tariff developments and adjust our sourcing strategy accordingly to maintain Karat’s competitive advantage.

“Earlier this year, we secured a major expansion of business to supply paper bags, a new category for us, to one of our largest national chain accounts, and we began shipping to select distribution centers during the third quarter. We anticipate shipments to ramp up in the fourth quarter, with full fulfillment expected by the first quarter of 2026. This new business is projected to add approximately $20 million in annual revenue, and we anticipate to continue to gain market share in this segment in the next couple of years, further solidifying our position as a leader in providing sustainable, eco-friendly disposable foodservice products to our customers.

“Business trends remain strong heading into the fourth quarter and next year. We continue to take a disciplined pricing approach and partner with our customers while focusing on operating efficiency. We are also actively working on several significant new businesses and expect our pipeline to continue to strengthen, building a strong foundation for another record year.”

Third Quarter 2025 Financial Results

Net sales for the 2025 third quarter increased 10.4 percent to $124.5 million, from $112.8 million in the prior-year quarter. The increase was primarily driven by an increase of $9.4 million in volume and a $3.5 million favorable impact from product mix, partially offset by a $0.7 million unfavorable year-over-year pricing comparison.

Cost of goods sold for the 2025 third quarter increased 17.8 percent to $81.6 million, from $69.3 million in the prior-year quarter. Product costs increased $5.0 million due to sales growth, partially offset by more favorable vendor pricing and product mix. Import costs, including ocean freight and duty, increased $8.2 million due to higher import duty and tariff, coupled with a 21.0 percent increase in import volume, as the Company purchased more inventory ahead of expected business expansion, partially offset by a 13.4 percent decrease in average freight container rates.

Gross profit for the 2025 third quarter was $42.9 million, compared with $43.5 million in the prior-year quarter. Gross margin for the 2025 third quarter was 34.5 percent, compared with 38.6 percent in the prior-year quarter. Gross margin was negatively impacted by higher import costs, which as a percentage of net sales increased to 14.4 percent, compared with 8.6 percent in the prior-year quarter. The decrease in margin was partially offset by a decrease in product costs as a percentage of net sales, due to more favorable vendor pricing and product mix, as well as a reduction in inventory write-offs and adjustments as a percentage of net sales.

Operating expenses in the 2025 third quarter were $34.3 million, compared with $32.2 million in the prior-year quarter. The increase was mainly driven by $2.1 million of higher shipping costs due to higher sales volume, $0.7 million of higher rent expense due to a higher rate on our Chino, California facility lease extension plus the opening of a new Chino distribution center, and $0.6 million of higher salaries and benefits expenses. These increases were partially offset by a $1.4 million reduction in online platform fees.

Other income, net, was $1.3 million for the 2025 third quarter, compared with $0.6 million in the prior-year quarter. The increase was primarily from foreign currency transactions gain of $0.7 million, driven by the strengthening of the United States Dollar against the New Taiwan Dollar during the 2025 third quarter, compared with a loss of $0.3 million on foreign currency transactions during the 2024 third quarter.

Net income for the 2025 third quarter was $7.6 million, compared with $9.3 million for the prior-year quarter. Net income margin was 6.1 percent in the 2025 third quarter, compared with 8.2 percent in the prior-year quarter.

Net income attributable to Karat for the 2025 third quarter was $7.3 million, or $0.36 per diluted share, compared with $9.1 million, or $0.45 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, totaled $13.1 million for the 2025 third quarter, compared with $14.7 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.5 percent, compared with 13.0 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.37 per share for the 2025 third quarter, compared with $0.47 per share in the prior-year quarter.

Nine-Month 2025 Financial Results

Net sales for the first nine months of 2025 increased 9.7 percent to $352.1 million, from $321.0 million in the same period last year. Net sales for the first nine months of 2024 were understated by $0.7 million, which represented products shipped and recognized as revenue in 2023, but not delivered until 2024. The increase in net sales was primarily driven by an increase of $30.1 million in volume and a $7.4 million favorable impact from product mix, partially offset by a $6.6 million unfavorable year-over-year pricing comparison.

Cost of goods sold for the first nine months of 2025 was $219.3 million, compared with $196.5 million in the same period last year. Cost of goods sold for the first nine months of 2024 were understated by $0.4 million, which represented products shipped and recognized as cost of goods sold in 2023, but not delivered until 2024. Product costs increased $12.0 million due to sales growth, partially offset by more favorable vendor pricing and product mix. Import costs, including ocean freight and duty, increased $12.2 million as a result of higher import duty and tariff, coupled with a 24.4 percent increase in import volume, as the company purchased more inventory ahead of expected business expansion, partially offset by a 4.2 percent decrease in average freight container rates during the first nine months of 2025.

Gross profit for the first nine months of 2025 increased 6.7 percent to $132.8 million, from $124.5 million in the same period last year. Gross margin was 37.7 percent for the first nine months of 2025, compared with 38.8 percent in the same period last year. Gross margin was negatively impacted by rising import costs, as stated earlier, which as a percentage of net sales increased to 11.0 percent during the first nine months of 2025, compared with 8.2 percent in the first nine months of 2024. The decrease was partially offset by a decrease in product costs and depreciation expense on production equipment as a percentage of net sales.

Operating expenses for the first nine months of 2025 were $99.8 million, compared with $94.0 million in the same period last year, an increase of 6.2 percent. The increase was mainly driven by $7.0 million of higher shipping and transportation costs, $2.8 million of higher rent expense due to a higher rate on our Chino, California facility lease extension plus the opening of a new Chino distribution center, and $1.2 million of higher salaries and benefit expenses. These increases were partially offset by a reduction in online platform fees, and stock-based compensation, as well as a gain on disposal of machinery in the normal course of business, while the prior year period included a $2.0 million non-cash impairment charge of a right-of-use asset from the sublease of the Company’s City of Industry warehouse in California and a loss on disposal of machinery in the normal course of business.

Other income, net, was $0.4 million for the first nine months of 2025 compared with $1.9 million in the same period last year, a decrease of 78.6 percent. The decrease was driven primarily from a loss on foreign currency transactions due to the weakening of the United States Dollar against the New Taiwan Dollar, compared to a gain on foreign currency transaction in the same period last year. This negative impact was partially offset by an increase in rental income during the nine months ended September 30, 2025 primarily from our City of Industry warehouse, which the Company began to sublease in April 2024.

Net income for the first nine months of 2025 increased 2.0 percent to $25.5 million, compared with $25.0 million in the same period last year. Net income margin was 7.2 percent for the first nine months of 2025, compared with 7.8 percent in the same period last year.

Net income attributable to Karat was $24.7 million, or $1.22 per diluted share, for the first nine months of 2025, compared with $24.4 million, or $1.21 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, was $42.7 million in the first nine months of 2025, compared with $43.9 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 12.1 percent in the first nine months of 2025, compared with 13.7 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.27 per share in the first nine months of 2025, compared with $1.35 per share in the same period last year.

Dividend

On November 4, 2025, Karat’s board of directors approved the regular quarterly dividend of $0.45 per share on the Company’s common stock, payable on or about November 28, 2025, to stockholders of record as of November 21, 2025.

Share Repurchase Program

On November 4, 2025, Karat’s board of directors approved a share repurchase program of up to $15.0 million, under which the Company is authorized to repurchase shares of its outstanding common stock from time to time. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and at such times, in such manner, prices and amounts as determined by the Company’s Chief Executive Officer and Chief Financial Officer, including in open market transactions, through privately negotiated transactions, or pursuant to a trading plan separately adopted in the future, subject to the requirements of the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program has no expiration, and may be modified, suspended or terminated at any time and for any reason at the discretion of the Company’s Board of Directors. Under the share repurchase program, no shares will be repurchased directly from directors or officers of the Company. The authorization for the share repurchase program does not obligate the Company to purchase any particular amount of the Company’s common stock.

Investor Conference Call

The Company will host an investor conference call today, November 6, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

Phone: 877-418-4045 (domestic); 412-317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$124,516	$112,771	$352,126	$320,984
Cost of goods sold	81,598	69,274	219,339	196,478
Gross profit	42,918	43,497	132,787	124,506
Operating expenses
Selling expenses	13,798	13,746	41,925	38,377
General and administrative expenses (including $724 and $643 associated with variable interest entity for the three months ended September 30, 2025 and 2024, respectively; $2,186 and $1,888 associated with variable interest entity for the nine months ended September 30, 2025 and 2024, respectively)	20,950	18,508	58,622	53,170
Impairment expense and (gain) loss, net, on disposal of property and equipment	(403)	(27)	(703)	2,498
Total operating expenses	34,345	32,227	99,844	94,045
Operating income	8,573	11,270	32,943	30,461
Other income (expenses)
Rental income (including $370 and $263 associated with variable interest entity for the three months ended September 30, 2025 and 2024, respectively; $1,177 and $776 associated with variable interest entity for the nine months ended September 30, 2025 and 2024, respectively)	710	593	2,241	1,484
Other income, net	67	48	29	154
Gain (loss) on foreign currency transactions	681	(287)	(1,947)	152
Interest income (including $120 and $123 associated with variable interest entity for the three months ended September 30, 2025 and 2024, respectively; $431 and $469 associated with variable interest entity for the nine months ended September 30, 2025 and 2024, respectively)	415	770	1,657	1,734
Interest expense (including $505 and $517 associated with variable interest entity for the three months ended September 30, 2025 and 2024, respectively; $1,514 and $1,553 associated with variable interest entity for the nine months ended September 30, 2025 and 2024, respectively)	(539)	(535)	(1,569)	(1,607)
Total other income, net	1,334	589	411	1,917
Income before provision for income taxes	9,907	11,859	33,354	32,378
Provision for income taxes	2,304	2,597	7,884	7,413
Net income	7,603	9,262	25,470	24,965
Net income attributable to noncontrolling interest	278	168	802	605
Net income attributable to Karat Packaging Inc.	$7,325	$9,094	$24,668	$24,360
Basic and diluted earnings per share:
Basic	$0.36	$0.45	$1.23	$1.22
Diluted	$0.36	$0.45	$1.22	$1.21
Weighted average common shares outstanding, basic	20,091,476	20,017,774	20,062,277	19,993,964
Weighted average common shares outstanding, diluted	20,201,285	20,133,813	20,197,218	20,107,801

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Chains and distributors *	$99,394	$87,441	$277,229	$250,037
Online	19,540	18,950	58,215	53,375
Retail *	5,582	6,380	16,682	17,572
	$124,516	$112,771	$352,126	$320,984

* During the three months ended June 30, 2025, the Company reclassified one customer from the retail to the chains and distributors channel, and recast the corresponding net sales amounts of $1,058,000 and $3,208,000 for the three and nine months ended September 30, 2024, respectively, to conform to the current period presentation. The recast had no effect on previously reported consolidated net sales for the three and nine months ended September 30, 2024.

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	September 30, 2025	December 31, 2024
	(Unaudited)
Cash and cash equivalents	$24,022	$31,584
Short-term investments	$19,946	$28,343
Accounts receivable, net of allowance for bad debt	$37,868	$26,736
Inventories	$84,134	$70,722
Total assets	$302,837	$294,522
Accounts payable	$25,272	$17,831
Total current liabilities	$79,604	$46,447
Total liabilities	$141,251	$132,323
Total stockholders’ equity	$161,586	$162,199

Selected Cash Flow Information:	Nine Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$18,458	$39,732
Net cash provided by investing activities	$5,447	$1,820
Dividends paid to shareholders	$(27,091)	$(23,006)
Net cash used in financing activities	$(31,467)	$(25,725)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended September 30,
	2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$7,603	6.1%	$9,262	8.2%
Add (deduct):
Interest income	(415)	(0.3)	(770)	(0.7)
Interest expense	539	0.4	535	0.5
Provision for income taxes	2,304	1.9	2,597	2.3
Depreciation and amortization	2,766	2.2	2,691	2.3
Stock-based compensation expense	253	0.2	400	0.4
Adjusted EBITDA	$13,050	10.5%	$14,715	13.0%

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Nine Months Ended September 30,
	2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$25,470	7.2%	$24,965	7.8%
Add (deduct):
Interest income	(1,657)	(0.5)	(1,734)	(0.5)
Interest expense	1,569	0.4	1,607	0.5
Provision for income taxes	7,884	2.2	7,413	2.3
Depreciation and amortization	8,132	2.4	7,980	2.5
Stock-based compensation expense	1,044	0.3	1,715	0.5
Secondary offering transaction costs (1)	214	0.1	—	—
Operating right-of-use asset impairment	—	—	1,993	0.6
Adjusted EBITDA	$42,656	12.1%	$43,939	13.7%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$7,320	$327	$(44)	$7,603
Add (deduct):
Interest income	(295)	(120)	—	(415)
Interest expense	33	506	—	539
Provision for income taxes	2,304	—	—	2,304
Depreciation and amortization	2,463	303	—	2,766
Stock-based compensation expense	253	—	—	253
Adjusted EBITDA	$12,078	$1,016	$(44)	$13,050

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$9,094	$197	$(29)	$9,262
Add (deduct):
Interest income	(647)	(123)	—	(770)
Interest expense	18	517	—	535
Provision for income taxes	2,597	—	—	2,597
Depreciation and amortization	2,388	303	—	2,691
Stock-based compensation expense	400	—	—	400
Adjusted EBITDA	$13,850	$894	$(29)	$14,715

Reconciliation of Adjusted EBITDA by Entity:	Nine Months Ended September 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$24,661	$944	$(135)	$25,470
Add (deduct):
Interest income	(1,226)	(431)	—	(1,657)
Interest expense	55	1,514	—	1,569
Provision for income taxes	7,884	—	—	7,884
Depreciation and amortization	7,222	910	—	8,132
Stock-based compensation expense	1,044	—	—	1,044
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$39,854	$2,937	(135)	42,656

Reconciliation of Adjusted EBITDA by Entity:	Nine Months Ended September 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$24,044	$707	$214	$24,965
Add (deduct):
Interest income	(1,265)	(469)	—	(1,734)
Interest expense	54	1,553	—	1,607
Provision for income taxes	7,413	—	—	7,413
Depreciation and amortization	7,070	910	—	7,980
Stock-based compensation expense	1,715	—	—	1,715
Operating right-of-use asset impairment	1,993	—	—	1,993
Adjusted EBITDA	$41,024	$2,701	214	43,939

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Diluted earnings per common share:	$0.36	$0.45	$1.22	$1.21
Add (deduct):
Stock-based compensation expense	0.01	0.02	0.05	0.09
Operating right-of-use asset impairment	—	—	—	0.10
Secondary offering transaction costs (1)	—	—	0.01	—
Tax impact	—	—	(0.01)	(0.05)
Adjusted diluted earnings per common shares	$0.37	$0.47	$1.27	$1.35

(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Free Cash Flow:	Nine Months Ended September 30,
	2025	2024
Cash from operating activities	$18,458	$39,732
Deduct:
Purchase of property and equipment	(520)	(718)
Deposits paid for property and equipment	(3,244)	(2,590)
Free Cash Flow	$14,694	$36,424
Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) operating right-of-use asset impairment, and (vii) secondary offering transaction costs by certain executive officers and stockholders of the Company.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, secondary offering transaction costs by certain executive officers and stockholders of the Company, operating right-of-user assets impairment, and adjusted for the related tax effects of these adjustments.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2025 third quarter and 2025 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future

GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.